UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

GREEN MOUNTAIN POWER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Green Mountain Power Corporation

2005

Notice of Annual Meeting of Shareholders

and

Proxy Statement

Monday, May 23, 2005

1:00 p.m. local time

Green Mountain Power Corporation

163 Acorn Lane

Colchester VT 05446

GREEN MOUNTAIN POWER CORPORATION

163 Acorn Lane

Colchester Vermont 05446

April 12, 2005

To Our Shareholders

You are cordially invited to attend the 2005 Annual Meeting of Shareholders. The meeting will be held at 1:00 p.m. on Monday, May 23, 2005, at Green Mountain Power Corporation, 163 Acorn Lane, Colchester, Vermont 05446.

[Directions to Green Mountain Power Corporation: From I89 North, take Exit 16. Turn right at light, after 3rd traffic light, take left onto Rathe Road. Take first right onto South Oak Circle, then first left onto Acorn Lane. Green Mountain Power is the last building. From I89 South, take Exit 16. Turn left at light, after 4th light, turn left onto Rathe Road. Take first right onto South Oak Circle then first left onto Acorn Lane. Green Mountain Power is the last building.]

Directors and Officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follows.

Please fill in your vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Thank you for your continued interest in and support of Green Mountain Power Corporation.

Sincerely,

Nordahl L. Brue	Christopher L. Dutton
Chair,	President and
Board of Directors	Chief Executive Officer

GREEN MOUNTAIN POWER CORPORATION

163 Acorn Lane

Colchester Vermont 05446

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of GREEN MOUNTAIN POWER CORPORATION

Date and Time	Monday, May 23, 2005 at 1:00 p.m.

Place	Green Mountain Power Corporation 163 Acorn Lane Colchester, Vermont 05446

Items of Business

The purpose of the meeting is to:

(1)    Elect nine Directors;

(2)    Ratify the selection of independent accountants for the fiscal year ending December 31, 2005;

(3)    Act upon the Company’s proposal to amend and restate the Company’s Amended and Restated Articles of Incorporation; and

(4)    Consider any other matters which may properly come before the meeting and any adjournments thereof.

Record Date	March 17, 2005

Annual Report	Our 2004 Annual Report, which is not a part of the proxy soliciting materials, is enclosed.

Proxy Voting

Only shareholders of record of Common Stock at the close of business on March 17, 2005, are entitled to receive notice of and to vote at the meeting. A list of the shareholders entitled to vote will be available at the meeting for examination by any shareholder. The list will also be available for any purpose germane to the meeting beginning March 29, 2005 and through the meeting, at our principal office, 163 Acorn Lane, Colchester, Vermont 05446.

To assure your representation at the meeting, please fill in your vote, sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Your proxy is being solicited by the Board of Directors.

Donald J. Rendall, Jr.
Secretary

April 12, 2005

Please Vote - Your Vote is Important

Appendix A	—	Amended and Restated Articles of Incorporation
Appendix B	—	Director Independence Standards

Proxy Statement

GREEN MOUNTAIN POWER CORPORATION

163 Acorn Lane

Colchester Vermont 05446

ANNUAL MEETING OF SHAREHOLDERS

May 23, 2005

April 12, 2005

PROXY AND SOLICITATION

The accompanying proxy is solicited on behalf of the Board of Directors of Green Mountain Power Corporation (the “Company” or “GMP”) for use at the Annual Meeting of Shareholders of the Company to be held on Monday, May 23, 2005, and at any and all adjournments thereof. This proxy statement and the accompanying form of proxy are being sent to shareholders on or about April 12, 2005.

The cost of soliciting proxies by the Board of Directors will be borne by the Company, including the charges and expenses of brokers and others for sending proxy materials to beneficial owners of Common Stock. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone, by facsimile, by telegraph, or by certain of the Company’s employees, without compensation therefor. The Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies at an estimated cost of $5,025, plus reimbursement of reasonable out-of-pocket expenses.

A proxy may be revoked at any time before it has been voted at the meeting by submitting a later-dated proxy or by giving written notice to the Secretary of the Company. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board of Directors.

STOCK OUTSTANDING AND VOTING RIGHTS

On March 17, 2005, the record date for the Annual Meeting, the Company had 5,172,505 outstanding shares of Common Stock. The Common Stock is the only outstanding class of voting securities of the Company. Each holder of record of Common Stock on the record date is entitled to one vote for each share of Common Stock so held.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the selection of independent accountants must exceed the votes cast opposing such matter. Approval of the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation (the “Charter Amendment”) attached as Appendix A to this proxy statement requires the affirmative vote of a majority of all shares of the Company’s Common Stock issued, outstanding and entitled to vote.

In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion and your shares will count toward the quorum requirement on “routine matters.” However, your broker may not be able to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal. This is called a “broker non-vote.” The Company believes that the election of directors and the ratification of the selection of independent accountants are routine matters on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. The Company may also vote, in the discretion of the proxies, upon such other matters that may properly come before the meeting or any adjournments thereof. The Company believes that the proposal relating to the approval of the Charter Amendment is a non-routine matter. As such, broker non-voted shares will have the effect of a vote against the Charter Amendment.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 28, 2005, information relating to the ownership of the Company’s Common Stock by each Director, Director Nominee and each Executive Officer and by all Directors and Executive Officers as a group. Each individual exercises sole voting and investment power over all of the shares of Common Stock beneficially owned, except as noted below.

Ownership of Common Stock by Directors, Director Nominees and Officers of the Company Name	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock
Elizabeth A. Bankowski (Director)	4,498		*
Nordahl L. Brue (Chair of the Board)	19,028		*
William H. Bruett (Director)	10,100		*
Merrill O. Burns (Director)	8,964		*
David R. Coates (Director)	13,248		*
Christopher L. Dutton (President, Chief Executive Officer and Director)	74,175	(2)	1.40%
Robert J. Griffin (Vice President, Chief Financial Officer and Treasurer)	21,630	(3)	*
Kathleen C. Hoyt (Director)	1,600		*
Euclid A. Irving (Director)	8,358		*
Mary G. Powell (Senior Vice President and Chief Operating Officer)	12,813		*
Donald J. Rendall, Jr. (Vice President, General Counsel and Secretary)	7,480		*
Stephen C. Terry (Senior Vice President, Corporate and Legal Affairs)	26,146	(4)	*
Marc A. vanderHeyden (Director)	2,100		*

All Directors and Executive Officers as a Group	210,140		3.90%

(1)	Includes shares that may be acquired within 60 days under the Company’s 2000 Stock Incentive Plan as follows: Directors Brue, Coates and Irving 4,000 shares each; Directors Bankowski, Bruett and Burns 2,000 shares each; Mr. Dutton 63,000 shares; Mr. Griffin 8,000 shares; Ms. Powell 7,800 shares; Mr. Rendall 3,000 shares; and Mr. Terry 19,000 shares. Total: 118,800 shares.

Also includes stock units awarded under the Company’s 2000 Stock Incentive Plan that have been deferred and not yet received pursuant to deferral agreements with the Company as follows: Ms. Bankowski 2,200 shares; Mr. Burns and Mr. Coates 1,100 shares each; and Mr. Terry 2,450 shares.

(2)	Mr. Dutton owns 11,057 of these shares directly or in his 401(k) plan. Of the remaining shares, 118 are owned by Mr. Dutton’s children for whom Mr. Dutton’s wife serves as custodian; Mr. Dutton disclaims any beneficial interest in the 118 shares owned by his children.
(3)	Mr. Griffin owns 13,117 of these shares directly or in his 401(k) plan. Of the remaining shares, 513 are owned by Mr. Griffin’s children; Mr. Griffin disclaims any beneficial interest in the 513 shares owned by his children.
(4)	Mr. Terry owns 4,686 of these shares directly or in his 401(k) plan. His wife owns 10 of these shares; Mr. Terry disclaims any beneficial interest in the 10 shares owned by his wife.
*	Less than 1%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s Directors and Executive Officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership (Form 5) and changes in ownership (Form 4) of the Company’s Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of those reports and written representations from the Directors and Executive Officers, the Company believes that during 2004, all such reporting requirements have been complied with.

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members. At the 2005 Annual Meeting of Shareholders, shareholders will elect all nine members of the Board of Directors. All nominees are current members of the Board of Directors. All nominees have been selected by the Board of Directors on the recommendation of the Governance Committee.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the next annual meeting and until their successors are duly elected and qualified.

The following table lists each nominee, his or her principal occupation for the last five years, age and length of service as Director.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Elizabeth A. Bankowski	57	Self-employed business consultant in the area of corporate social responsibility; Senior Director of Ben and Jerry’s Homemade, Inc. from January 1991 to June 2001; Member of President Clinton’s Transition Team (in Economics Cluster) in 1992; Chief of Staff for Governor Madeleine M. Kunin from 1984 to 1990; Trustee of The Windham Foundation; Director of The Trust Company of Vermont; Trustee of the Ben and Jerry’s Foundation. Director since 2002

Nordahl L. Brue	60	Chair of Franklin Foods Inc., a food processing company, since 1989; Chair of PKC Corporation, a health care software developer, since 1997; Principal, Howard Opera House Associates and other real estate entities, since 1991; Chair and Chief Executive Officer of Bruegger’s Corp. (restaurants) from 1997 to 2002; Principal, Champlain Management Services, Inc. (real estate development and management services) from 1985 to 2002; Director of Vermont Electric Power Company, Inc., Vermont Broadband Council, and Vermont Public Radio; Member, Vermont Governor’s Council of Environmental Advisors; Chair of the Board of Trustees of Grinnell College. Director since 1992

William H. Bruett	61	Senior Vice President, The ESOP Advisory Group, UBS Financial Services, Inc., a financial services company, 2003 to present; Group Product Manager of UBS PaineWebber, Inc., a financial services company, from 1990 to 2001; Director of PaineWebber Trust Co. and Chair of PaineWebber International Bank Ltd., London, subsidiaries of UBS AG, from 1990 to 2001; President of Chittenden Corporation from 1983 to 1990; Director of Shelburne Farms, Inc.; Trustee of The Windham Foundation; Trustee of Upper Rariton Watershed Association. Director since 1986

Merrill O. Burns	58	Principal, Leavenworth Lewis, LLC, a business and management consulting firm, 2004 to present; President and Chief Executive Officer of The Simpata Group, a human resources and benefits administration services company, from 2002 to 2004; Self-employed business consultant in the areas of financial services and technology, from 2001 to 2002; Group Executive, MarchFirst (internet professional services) and predecessor companies USWEB/CKS and Mitchell Madison Group, from 1996 to 2001; Senior Vice President and Executive Corporate Development Officer, BankAmerica Corporation from 1991 to 1996. Director since 1988

David R. Coates	67	Executive Vice President of New England Culinary Institute, a culinary education institution, since 2002; Retired Partner, KPMG Peat Marwick; Partner KPMG Peat Marwick from 1987 to 1993; Business Consultant and Advisor; Chair of the Key Bank District Advisory Board since 1995; Director of National Life of Vermont and of Union Mutual Fire Insurance Company; Member of the Governor’s Council of Economic Advisors, the State of Vermont Debt Affordability Advisory Committee and Vermont Municipal Bond Bank. Director since 1999

Christopher L. Dutton	56	President, Chief Executive Officer and Chair of the Executive Committee of the Company since August 1997; Vice President, Finance and Administration, Chief Financial Officer and Treasurer from 1995 to 1997; Vice President and General Counsel from 1993 to 1995; Vice President, General Counsel and Corporate Secretary from 1989 to 1993; Director of Vermont Electric Power Company, Inc., Fletcher Allen Health Care, Inc. and Vermont Business Roundtable. Director since 1997

Kathleen C. Hoyt	62	Self-employed financial and organizational consultant; Secretary, Vermont Agency of Administration, from May 1997 to November 2002; Chief of Staff and Secretary of Civil and Military Affairs to Governor Howard Dean, from August 1991 to May 1997; Chief of Staff and Secretary of Civil and Military Affairs to Governor Madeleine Kunin, from August 1989 to January 1991; Commissioner, Vermont Department of Employment and Training, from 1988 to 1989; Director, Mascoma Savings Bank; Trustee, Mascoma Savings Bank Foundation; Director, Vermont Community Foundation; Trustee, University of Vermont. Director since 2004

Euclid A. Irving	52	Managing Principal, Odysseus Energy LLC, merchant power company, since February 2005; Partner, Paul, Hastings, Janofsky & Walker, LLP, Attorneys, New York, New York, from 1990 to 2005; Member of the Board of Trustees of the University of Virginia Law School Foundation. Director since 1993

Marc A. vanderHeyden	66	President, Saint Michael’s College, independent Catholic liberal arts residential college located in Colchester, Vermont, 1996 to present; Director of Vermont Business Roundtable, United Way of Chittenden County, New England Board of Higher Education, Vermont Health Foundation, Vermont Higher Education Council, Association of Vermont Independent Colleges, and Eleanor Roosevelt Center at Val-Kill. Director since 2004

The Board of Directors Unanimously Recommends

That You Vote “FOR” the Election of All Nominees Named Above.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Governance

The Company is managed under the direction of the Board of Directors. The Board of Directors has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Company’s Corporate Governance Guidelines are published on the Company’s Internet website at www.greenmountainpower.biz: Who We Are, Investors, Corporate Governance.

Board of Directors Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board of Directors approval and may hold special meetings between scheduled meetings. In 2004, the Board of Directors held nine meetings. Each Director attended no less than 75 percent of his or her Board of Directors and committee meetings.

Independence of Directors

The Board of Directors has determined that the following members are independent, as that term is defined under the general independence standards in the listing standards of the New York Stock Exchange: Elizabeth A. Bankowski, Nordahl L. Brue, William H. Bruett, Merrill O. Burns, David R. Coates, Kathleen C. Hoyt, Euclid A. Irving and Marc A. vanderHeyden. The Board of Directors has adopted categorical standards to assist it in making determinations of independence. The Company’s Director Independence Standards are attached as Appendix B to this proxy statement. All directors identified as independent in this proxy statement meet these standards.

Meetings of Independent Directors

The New York Stock Exchange requires that all non-management directors meet regularly and that all independent directors meet at least once annually. The Board of Directors has determined that all non-management directors of the Company are also independent. The Board of Directors has appointed Nordahl L. Brue, the Chair, to chair meetings of independent directors, as provided in the Company’s Corporate Governance Guidelines. During these meetings, the Chair leads the meeting, sets the agenda and determines the information to be provided.

Board of Directors’ Committees and Their Functions

The table below provides membership and meeting information for each standing committee of the Board of Directors.

Name	Audit		Governance		Compensation		Executive
Elizabeth A. Bankowski			X		X
Nordahl L. Brue			X				X
William H. Bruett	X		X	*			X
Merrill O. Burns	X				X	*
David R. Coates	X						X
Christopher L. Dutton							X	*
Kathleen C. Hoyt	X		X
Euclid A. Irving	X	*			X
Marc A. vanderHeyden			X		X
2004 Meetings	12		5		6		0
*Chair

The Audit Committee has the responsibilities set forth in its Charter to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the integrity of the financial statements and other financial information provided by the Company to the Securities and Exchange Commission and/or the New York Stock Exchange or the public, the Company’s systems of internal controls regarding finance and accounting that management has established, the Company’s compliance with legal and regulatory requirements, and the Company’s auditing, accounting and financial reporting processes generally. In addition, the Audit Committee prepares the report required to be included by the Securities and Exchange Commission in the annual proxy statement. The Board of Directors has determined that all Audit Committee members are independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as incorporated into the listing standards of the New York Stock Exchange. The Audit Committee Charter provides that no member of the Audit Committee may serve simultaneously on the audit committees of more than three public companies.

The Board of Directors has determined that William H. Bruett and David R. Coates are “audit committee financial experts,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

The Governance Committee has the responsibilities set forth in its Charter to develop and recommend to the Board of Directors appropriate corporate governance guidelines and policies, to monitor and evaluate the implementation of such guidelines and policies, to identify individuals qualified to act as directors and to recommend director candidates to the Board of Directors for nomination by the Board of Directors.

The Compensation Committee has the responsibilities set forth in its Charter to assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executive officers and to produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

The Executive Committee exercises all the powers of the Board of Directors in the management of current and ordinary business of the Company, except as otherwise provided by law.

The Company’s Corporate Governance Guidelines, Code of Ethics and Business Conduct and the Charters of the Audit, Compensation and Governance Committees are available on the Company’s Internet website at www.greenmountainpower.biz: Who We Are, Investors, Corporate Governance, and are available in print to any shareholder upon request by writing to 163 Acorn Lane, Colchester, Vermont 05446, Attention: Assistant Corporate Secretary.

Director Nominating Process

The Governance Committee. The Governance Committee performs the functions of a nominating committee. The Governance Committee Charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by the Board of Directors. The Company’s Corporate Governance Guidelines also contain important information concerning the responsibilities of the Governance Committee with respect to identifying and evaluating director candidates. The Governance Committee Charter and the Company’s Corporate Governance Guidelines are published on the Company’s Internet website at www.greenmountainpower.biz: Who We Are, Investors, Corporate Governance. All members of the Governance Committee are independent, as defined under the general independence standards of the listing standards of the New York Stock Exchange and, further, the Corporate Governance Guidelines require that all members of the Governance Committee be independent.

Director Candidate Recommendations and Nominations By Shareholders. The Governance Committee Charter provides that the Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance Committee through the method described under “Communications With The Board of Directors” below. In addition, in accordance with the Company’s Bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in “SUBMISSION OF SHAREHOLDER PROPOSALS” below.

Governance Committee Process For Identifying and Evaluating Director Candidates. The Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board of Directors’ needs.

Director Nominees. Elizabeth A. Bankowski, Nordahl L. Brue, William H. Bruett, Merrill O. Burns, David R. Coates, Christopher L. Dutton, Kathleen C. Hoyt, Euclid A. Irving and Marc A. vanderHeyden are incumbent directors standing for re-election.

Communications With The Board of Directors

The Board of Directors has unanimously approved a process for shareholders to send communications to the Board of Directors. Shareholders can send communications to the Board of Directors and, if applicable, to a committee or to specified individual directors in writing c/o Green Mountain Power Corporation, 163 Acorn Lane, Colchester, Vermont 05446, Attention Secretary. The Company does not screen mail and all such letters will be forwarded to the Board of Directors, a committee or any such specified individual directors.

Attendance At Annual Meeting

The Company’s policy is that Directors attend the annual meeting of shareholders. All nine Directors attended the 2004 annual meeting of shareholders.

Compensation of Directors

Non-employee Directors receive an annual fee of $20,000. In addition to the annual fee, the Chair of the Board of Directors receives an annual fee of $30,000. In addition to the annual fee, the Chairs of the Audit, Governance and Compensation Committees each receive an annual fee of $5,000. Directors also receive $1,000 for each Board of Directors, committee or other meeting attended in person, $850 for a committee meeting held on the same day as a Board of Directors meeting, or one-half of the regular fee paid for each meeting attended by telephone. We reimburse Directors for reasonable expenses related to their Board of Directors service. Directors may defer all or part of their annual fees and meeting fees under the Directors Deferred Compensation Plan. Deferred amounts earn interest and the Director may determine at the time of the deferral, or in limited instances thereafter, when the funds are to be paid. Each non-employee Director was awarded 1,100 Stock Units on July 19, 2004. Each Stock Unit awarded to non-employee Directors represented the right to receive one share of the Company’s Common Stock on December 31, 2004, the date of vesting, unless a Director elected to defer payment of his or her Stock Units (“Deferred Stock Units”). In accordance with the terms of the Stock Units, each of Nordahl L. Brue, William H. Bruett, David R. Coates, Katheen C. Hoyt and Marc A. vanderHeyden received 1,100 shares of the Company’s Common Stock on December 31, 2004. Each of Elizabeth A. Bankowski, Merrill O. Burns, and Euclid A. Irving elected to defer payment of his or her Stock Units and will receive payment of his or her respective 1,100 shares of Company Common Stock at a future date or event specified in the deferral agreements relating to their respective Deferred Stock Units.

Stock Ownership Guidelines

In 2004, the Board of Directors adopted stock ownership guidelines for non-employee Directors. According to such guidelines, non-employee Directors should own beneficially Common Stock approximately equal in value to three times the Director’s annual fee and the Chair of the Board should own beneficially Common Stock approximately equal in value to five times the Chair’s annual fee. Current Directors have until October 6, 2008 to satisfy this guideline. New Directors will have five years from the date of election to the Board of Directors to satisfy this guideline.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table summarizes the compensation the Company paid the President and Chief Executive Officer and each of the four other most highly compensated Executive Officers as of the end of 2004, 2003 and 2002.

Long Term Compensation
		Annual Compensation (1)			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Comp (3) ($)	Restricted Stock Awards (4)	Stock Option No. of Shares	All Other Compensation (5) ($)
Christopher L. Dutton President and Chief Executive Officer	2004 2003 2002	355,349 339,521 299,229	170,592 123,480 30,000	686 479 677	0 0 0	0 0 0	10,574 10,201 11,794

Mary G. Powell Senior Vice President and Chief Operating Officer	2004 2003 2002	235,200 226,347 199,300	113,280 82,320 20,000	0 0 0	0 0 0	0 0 0	8,722 8,487 6,830

Stephen C. Terry Senior Vice President Corporate and Legal Affairs	2004 2003 2002	195,601 194,382 179,782	62,592 44,597 20,000	0 0 375	0 0 0	0 0 0	9,590 9,281 8,530

Robert J. Griffin Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	161,600 127,827 109,702	51,712 36,708 0	365 177 0	0 0 0	0 0 0	6,774 3,867 2,945

Donald J. Rendall, Jr. (6) Vice President, General Counsel and Secretary	2004 2003 2002	175,665 173,416 125,965	56,224 39,649 10,000	0 0 0	0 0 0	0 0 5,000	7,389 7,160 0

(1)	Amounts shown include base salary earned by the Executive Officers, as well as amounts earned but deferred at the election of the Executive Officers.
(2)	Amounts shown for 2004 reflect bonuses earned for 2004 performance and awarded on March 29, 2005.
(3)	The amounts shown in this column represent dividends paid on restricted shares awarded under the Compensation Program and interest on deferred compensation for amounts above 120% of the applicable federal long-term rate.
(4)	No restricted share awards were made in 2002, 2003 or 2004. As of December 31, 2004, Mr. Dutton, Ms. Powell, Mr. Terry, Mr. Griffin, and Mr. Rendall held no restricted stock. On February 9, 2004, Mr. Dutton, Ms. Powell, Mr. Terry, Mr. Griffin, and Mr. Rendall were awarded 11,800, 7,900, 4,900, 4,400, and 4,400 Stock Units, respectively, pursuant to the 2000 Stock Incentive Plan. Each Stock Unit awarded to a named Executive Officer represents the right to receive one share of the Company’s Common Stock upon vesting. The Stock Units awarded to named Executive Officers are subject to a two-year vesting period as follows: 50 percent of the Stock Units vested on February 15, 2005 and the remaining 50 percent of the Stock Units will vest on February 15, 2006. Payment of the Stock Units may be deferred at the election of the holder. As of February 28, 2005, aggregate restricted stock holdings and the value thereof were as follows: Mr. Dutton, 11,800 Stock Units valued at $284,380; Ms. Powell, 7,900 Stock Units valued at $190,390; Mr. Terry, 4,900 Stock Units valued at $118,090; Mr. Griffin, 4,400 Stock Units valued at $106,040; and Mr. Rendall, 4,400 Stock Units valued at $106,040. The holder is not entitled to receive dividends on awards of Stock Units during the vesting period. See “Compensation Committee Report on Executive Compensation.”
(5)	The total amounts shown in this column for the last fiscal year consist of the following:
a.	Premiums attributable to Company-owned life insurance policies: Mr. Dutton $2,374, Ms. Powell $522, Mr. Terry $1,766, Mr. Griffin $310, and Mr. Rendall $362.
b.	Company matching contributions to Employee Savings and Investment Plan: Mr. Dutton $8,200, Ms. Powell $8,200, Mr. Terry $7,824, Mr. Griffin, $6,464, and Mr. Rendall $7,027.
(6)	Mr. Rendall joined the Company March 1, 2002; therefore, the 2002 total represents a partial year.

The following table presents stock options exercised and unexercised by the Company’s Executive Officers. All options, other than those granted to Mr. Rendall, were granted during 2000 and vested over a four-year period beginning August 22, 2000, the date of grant. The percentage of options vesting for the first through the fourth years was 30 percent, 20 percent, 20 percent and 30 percent, respectively.

Stock Options Exercised and Unexercised in Last Fiscal Year

	(1) Shares Acquired on Exercise	(2) Value Realized	Number of shares underlying unexercised options at December 31, 2004		(2) (2) Value of in-the-money unexercised options at December 31, 2004
Name and Principal Position	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Christopher L. Dutton President and Chief Executive Officer	10,000	$180,081	63,000	0	$1,339,520	$0

Mary G. Powell Senior Vice President and Chief Operating Officer	12,000	$210,523	11,200	0	$267,904	$0

Stephen C. Terry Senior Vice President, Corporate and Legal Affairs	5,000	$91,903	20,000	0	$418,600	$0

Robert J. Griffin, Vice President, Chief Financial Officer and Treasurer	2,000	$36,254	8,000	0	$167,440	$0

Donald J. Rendall, Jr. Vice President, General Counsel and Secretary	0	$0	3,000	0	$62,790	$0

(1)	Represents the number of options exercised during 2004 by the respective Executive Officer.
(2)	The unexercised option values are calculated by determining the difference between the end of year share price and the exercise price of the options multiplied by the number of unexercised options. The exercised option values are calculated by determining the difference between the date of exercise share price and the exercise price multiplied by the number of exercised options. The exercise price of $18.33 (Mr. Rendall) and $7.90 (all others) per share for all the unexercised options is below the current market price of the Company’s Common Stock.

The following table presents the total number of shares of the Company Common Stock that would be issued upon the exercise of all options outstanding at December 31, 2004, the exercise price of those shares and the number of options authorized for future issuances.

EQUITY COMPENSATION PLAN INFORMATION

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans Approved by security holders	215,300	$11.39	248,023
Equity compensation plans Not Approved by security holders	N/A	N/A	N/A
Total	215,300	$11.39	248,023

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed of four independent directors and operates under a written Charter adopted by the Board of Directors. The Compensation Committee’s Charter delineates the Compensation Committee’s responsibilities, which include:

•	designing and recommending executive compensation plans to the Board of Directors and administering approved plans;

•	reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	undertaking periodic evaluations of CEO, executive and director compensation, including retention of independent compensation consultants to assist with such evaluations;

•	sole authority to determine CEO compensation based on evaluation of CEO performance in light of corporate goals and objectives;

•	recommending compensation levels for officers of the Company other than the CEO;

•	recommending compensation levels for directors;

•	developing plans and recommendations to the Board of Directors regarding CEO and managerial succession for the Company;

•	administering the stock incentive plans for all employees as authorized by the Board of Directors; and

•	considering all executive compensation issues and making appropriate recommendations to the Board of Directors for approval.

This is the report of the Compensation Committee describing the Compensation Program and the basis upon which the 2004 compensation determinations were made.

Compensation Philosophy

It is our philosophy that executive compensation should be competitive in the marketplace, promote the strategic objectives of the Company and be aligned with corporate performance, including customer service and satisfaction. Total cash compensation for executives and directors should compare favorably with organizations competing for similar talent. The Compensation Committee’s role is to balance the need to attract and retain high caliber talent with the Board of Directors’ corporate and fiduciary responsibility to shareholders and other stakeholders. The compensation arrangement for officers and directors is designed to meet these objectives.

In 2003, the Compensation Committee undertook a detailed review and redesign of CEO, officer and director compensation programs with the assistance of Mellon Human Resources and Investor Solutions (“Mellon”), a division of Mellon Financial Corporation. In 2004, the Compensation Committee retained Mellon to review and update its study and recommendations. In 2004, Mellon analyzed CEO and executive compensation using a blend of market reference points, including peer public companies in the Company’s geographic region, peer public electric utility companies and executive compensation survey data for the public utility sector from various sources, including the Towers Perrin Executive Compensation Energy Services Industry Database, the Mercer 2004 Executive Compensation Survey (Utility Cut), the 2004/2005 ECS

Industry Report on Top Management Compensation and the Wyatt Top Management 2003/2004 compensation report. Peer companies were selected based on similarity of size and/or operating characteristics, with the goal of developing a comparable group representative of the Company’s main competition for executive talent. Mellon performed a regression analysis to assure comparability of the peer and market data. The compensation survey groups include companies that are different from the companies in the Edison Electric Institute 100 and the S&P 500 Composite Index used for the Performance Graph.

Executive Compensation

Based on Mellon’s report, the Compensation Committee concluded that CEO and officer compensation should continue to include three components: Base salary is intended to be set at approximately the 50th percentile for base salary compensation at comparable companies. Short-term incentive compensation is intended to compensate officers for Company performance and is linked to defined Company performance metrics, such that if performance targets are achieved, officers’ direct compensation (base salary plus short-term incentive) would approximate the 40 -50th percentile of total direct compensation at comparable companies. Performance metrics for short-term incentive compensation include customer service (60%), based on seventeen specified customer service quality performance standards in the Company’s service quality plan approved by the Vermont Public Service Board, and creating value for shareholders (40%), based on the Company’s annual consolidated return on equity. Long-term incentive compensation is designed to provide long-term incentives for future Company performance and is intended to bring total officer compensation to approximately the 40th percentile of total compensation paid to equivalent executives at comparable companies, if target performance criteria are met.

The Compensation Committee has reviewed all components of CEO and non-CEO officer compensation, including salary, bonus, equity and long-term compensation, accumulated realized and unrealized stock options, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation plans and projected payout obligations under the Company’s supplemental executive retirement plan. Based on the Compensation Committee’s review and Mellon’s 2004 report, in December 2004 the Compensation Committee approved a base salary adjustment for the CEO and recommended base salary adjustments for five other officers of the Company, effective January 1, 2005. The Board of Directors approved the non-CEO officer base salary adjustments in December 2004.

Effective March 29, 2005, the Compensation Committee approved a short-term incentive cash award to the CEO, based on 2004 service quality performance results and 2004 financial results. The Compensation Committee also recommended, and the Board of Directors approved, short-term incentive cash awards for other Company officers based on the same criteria. These awards are included in the executive compensation table above. The short-term incentive awards reflect that the Company achieved or exceeded all target performance criteria in 2004.

In 2005, the Compensation Committee expects to consider a long-term incentive award to the CEO and recommendations to the Board of Directors of long-term incentive awards to officers other than the CEO of Stock Units pursuant to the 2004 Stock Incentive Plan. Each Stock Unit represents the right to receive one share of the Company’s Common Stock upon vesting. Long-term incentive awards, when fully vested, are intended to bring total compensation for the CEO and other officers to a level approximately at the 40th percentile for comparable companies, based on Mellon’s report. The Compensation Committee has determined that the total compensation paid to the CEO and to non-CEO officers is reasonable and not excessive.

Director Compensation

The Compensation Committee did not recommend, and the Board of Directors did not approve, any changes in the annual fees paid to the Chair and other non-employee directors, annual fees paid to the chairs of the Audit, Governance and Compensation Committees and meeting fees compared to 2003. The Compensation Committee recommended, and the Board of Directors approved, awards of Stock Units to each non-employee director on July 19, 2004. Total compensation for non-employee directors is intended to approximate the 50th percentile of compensation paid to directors of comparable companies. Director compensation amounts and share ownership guidelines are described above under the captions “INFORMATION ABOUT OUR BOARD OF DIRECTORS — Compensation of Directors, and — Stock Ownership Guidelines,” respectively.

The 2000 and 2004 Stock Incentive Plans

The purpose of the 2000 and 2004 Stock Incentive Plans is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors and non-employee directors capable of contributing to the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company and to afford such persons an additional opportunity to acquire a proprietary interest in the Company. In July 2004, the Compensation Committee approved awards under the 2000 Stock Incentive Plan for the entire employee population of the Company, excluding officers and directors, and any newly hired employees who had previously received awards during 2004.

As of December 31, 2004, the Company had 23,023 shares of Common Stock available for issuance out of the original 500,000 share of Common Stock authorized for issuance under the 2000 Stock Incentive Plan, and 225,000 shares of Common Stock available for issuance out of the 225,000 shares of Common Stock authorized for issuance under the 2004 Stock Incentive Plan.

Conclusion

We believe the Company’s executive compensation program appropriately aligns executive compensation with individual and corporate performance and increases in shareholder value, is competitive with the market and is sensitive to the concerns of customers, shareholders and other constituencies.

Compensation Committee Members

Merrill O. Burns, Chair	Elizabeth A. Bankowski
Euclid A. Irving	Marc A. vanderHeyden

PERFORMANCE GRAPH

The following performance graph presents the yearly percentage change in the cumulative total shareholder return on the Company’s Common Stock, as compared to the cumulative total returns of the Standard & Poor’s 500 Stock Index and that of the members of Edison Electric Institute’s Index.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
Green Mountain Power Corporation	$100.00	$178.72	$276.05	$320.50	$373.62	$472.08
S&P 500	100.00	90.89	80.09	62.39	80.29	89.02
EEI Investor-Owned Electrics	100.00	147.97	134.96	115.08	142.10	174.56

*	Assumes $100.00 invested on December 31, 1999 and dividends reinvested quarterly. Historical performance does not necessarily predict future results.

PENSION PLAN INFORMATION AND OTHER BENEFITS

Pension Plan Information

All employees are covered by the Employees’ Retirement Plan of Green Mountain Power Corporation (the “Retirement Plan”) if they have been employed for more than one year. The Retirement Plan is a defined benefit plan providing for normal retirement at age 65. Provided that a participant has at least ten years of continuous service, early retirement may be taken beginning the first day of any month following the attainment of age 55. If retirement occurs prior to age 59, benefits are reduced as shown in the table below:

Age at Retirement	Reduction of Benefits
58	7.5%
57	15.0
56	22.5
55	30.0

For employees with at least five but less than ten years of continuous service who commence benefits before age 65, benefits are actuarially reduced. If retirement occurs after age 59 and completion of at least ten years of continuous service, the full accrued benefit is payable.

Retirement benefits are based on final average base compensation and length of service. Final average base compensation is the average of the compensation (limited to base salary for Officers, as shown in the Salary column of the Summary Compensation Table for the Officers named in this proxy statement, and straight-time payroll wages for other employees) for the highest 36 consecutive fiscal months out of the final ten years of employment. The normal retirement benefit is equal to 1.1% of the final average compensation up to the covered compensation amount plus 1.6% of final average base compensation over covered compensation multiplied by each year of credited service up to 35 years. Retirement benefits are not subject to any deductions for Social Security or other offset amounts.

The following table shows the estimated annual pension benefit payable pursuant to the Retirement Plan to all covered employees, including the Officers named in this proxy statement, for the average compensation and years of service indicated. It assumes retirement at age 65 and an election of a retirement allowance payable as a life annuity. The retirement benefits in connection with the separate life insurance plan referred to below are in addition to those described in the table.

PENSION PLAN TABLE Annual Average Base Compensation Highest 36 Consecutive Fiscal Months of the Last 10 Years Preceding Retirement *	Estimated Annual Retirement Benefits At Normal Retirement Age of 65 Years Credited Years of Service
	15	20	25	30	35 & over
$ 80,000	$16,410	$21,880	$27,350	$32,820	$38,290
100,000	21,210	28,280	35,350	42,420	49,490
120,000	26,010	34,680	43,350	52,020	60,690
140,000	30,810	41,080	51,350	61,620	71,890
160,000	35,610	47,480	59,350	71,220	83,090
170,000	38,010	50,680	63,350	76,020	88,690
200,000	45,210	60,280	75,350	90,420	105,490
205,000	46,410	61,880	77,350	92,820	108,290

*	Compensation cap was $200,000 for 2002 and 2003, and $205,000 for 2004.

Credited years of service (including service credited with other companies), as of December 31, 2004, for each of the Officers named in this proxy statement were as follows: C. L. Dutton, 19.8 years; M. G. Powell 5.8 years; S. C. Terry 18.8 years; R. J. Griffin 20.8 years; and D. J. Rendall, Jr. 1.8 years.

Supplemental Retirement Plan

In addition to the Retirement Plan described above, all the Officers, including the Officers named in this proxy statement, participate in a Supplemental Retirement Plan. The plan provides retirement and survivor’s benefits for a period of fifteen years following retirement. The benefits are a percentage of the Officer’s final salary:

44% for the CEO; and

33% for the non-CEO Officers.

The retirement benefits are partially covered by the life insurance coverage that we have obtained (see below). The cost of this plan cannot be properly allocated or determined for any one plan participant because of the overall retirement plan assumptions. We are recording the estimated cost of the supplemental retirement plan benefits on a current basis and the income from the life insurance coverage as it is earned.

Life Insurance Plan

The Officers participate in a related life insurance plan. Under this plan, we have purchased insurance on the lives of the Officers to provide pre-retirement life insurance benefits to them in an amount equal to four times salary for the CEO and three times salary for non-CEO Officers. The life insurance benefits are designed so that the Company does not expect to incur any significant net expense in providing the pre-retirement insurance plan.

Deferred Compensation Plan

Officers and Directors may participate in a Deferred Compensation Plan under which they may elect to defer a portion of their salaries. Amounts deferred are credited to a separate account for each participant. The balance in a participant’s account, plus accrued interest, will be paid to him or her, or to his or her beneficiary according to their election form.

2000 Stock Incentive Plan

The 2000 Stock Incentive Plan provides for the grant of stock options and other stock-based compensation to employees, Officers and Directors. The Compensation Committee administers the 2000 Stock Incentive Plan and determines when and to whom awards will be granted and the type, amount, terms of payment and other conditions of each award, consistent with the provisions of the 2000 Stock Incentive Plan. As of December 31, 2004, there were approximately 192 employees, Officers and Directors who were eligible to be selected by the Compensation Committee to receive an award under the 2000 Stock Incentive Plan.

2004 Stock Incentive Plan

On February 9, 2004, the Board of Directors adopted the 2004 Stock Incentive Plan (the “2004 Incentive Plan”), which was approved by the Company’s shareholders on May 20, 2004 and by the Vermont Public Service Board on June 28, 2004. The 2004 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock grants, other stock-based awards and performance awards to employees, officers, consultants, independent contractors and directors providing services to the Company and its subsidiaries.

The 2004 Incentive Plan is similar to the Company’s 2000 Stock Incentive Plan, approved by the Company’s shareholders in 2000. The 2000 Stock Incentive Plan provided for the issuance of up to 500,000 shares of Common Stock through February 7, 2005, of which 23,023 shares of Common Stock remained unissued as of December 31, 2004. The 2004 Incentive Plan provides for the issuance of 225,000 shares of Common Stock through February 7, 2009, all of which remained unissued as of December 31, 2004.

Change of Control Agreements

Change of Control agreements have been executed with six members of management, including the Officers named in this proxy statement. If within three years following a change of control of the Company, the Officer’s employment is involuntarily terminated without cause or is voluntarily terminated by the Officer with good reason, the agreements provide affected individuals with:

•	Payments of 2.99 times the base salary of the individual plus the target short-term incentive bonus (or if there is no target short-term incentive bonus payable for such year, the actual amount of the individual’s most recent short-term incentive bonus) that would be payable for such year;

•	Continuation for 36 months of health, medical and other insurance programs;

•	Payment of an amount equal to the actuarial value of up to 36 months of additional credited service under the Retirement Plan;

•	Full vesting and payment in a lump sum of any Supplemental Retirement benefits that the individual is otherwise entitled to upon termination; and

•	All Options, Stock Appreciation Rights, Stock Units and Deferred Stock Units outstanding shall become fully vested and exercisable.

The Change of Control agreements contain non-compete covenants that are applicable following an individual’s receipt of a severance payment under the Change of Control agreements.

As defined in the agreements, “change of control of the Company” will have occurred when:

•	A person secures ownership of 20% or more of the voting power of the outstanding stock of the Company;

•	A change occurs in the majority of the Board of Directors for two consecutive years, which has not been approved by the Directors in office at the beginning of the period; or

•	Shareholders approve a merger or consolidation of the Company with another company where the outstanding voting stock of the Company does not continue to represent at least 80% of the combined voting power of the Company or the surviving company.

Individuals may terminate employment following a change in control “with good reason” if:

•	The individual is assigned duties inconsistent with the duties before the change in control;

•	The headquarters are relocated more than 50 miles from the present location;

•	The individual is required to relocate more than 50 miles from the present location;

•	Compensation or benefits are reduced or adversely affected other than as part of an overall adjustment of executive compensation or benefits;

•	The Company fails to obtain an agreement from its successor to perform under the change of control agreements;

•	The Company fails to offer the individual any compensation plan provided to other executives of similar responsibility;

•	The Company eliminates or materially reduces or jeopardizes the ability of the Company to fulfill its obligations under certain executive benefits plans; or

•	The executive resigns within the 30 days immediately after the first 12 months following a change of control, or if the change of control occurs pursuant to shareholder approval of a merger or consolidation as described above, then the resignation must occur within the 30 days immediately after the first 12 months following the closing of such merger or consolidation.

The Board of Directors has limited discretion to determine whether a change of control of the Company has taken place.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors and operates under a written Charter adopted by the Board of Directors. The Audit Committee is responsible to directly appoint, retain, monitor the performance of, evaluate, compensate and terminate, the Company’s independent accountants. Management is responsible for the Company’s disclosure controls, internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent accountants.

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche.

The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended by Statements on Auditing Standards 89 and 90, including the scope of the auditor’s responsibilities.

The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche relating to the independence of that firm and has discussed with Deloitte & Touche that firm’s independence from the Company.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche and the Audit Committee’s review of the representation of management and the report of Deloitte & Touche to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.

The Audit Committee reviews with management and the independent accountants the results of the independent accountant’s review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q. The Audit Committee reviews the fees charged by the Company’s independent accountants. During the fiscal year ended December 31, 2004, Deloitte & Touche billed the Company the fees set forth below under the caption “Fees Paid to Deloitte & Touche” in connection with services rendered by that firm to the Company.

The Audit Committee meets regularly with both the independent external auditors and the accounting firm and individuals responsible for the internal audit function, all of whom have unrestricted access to the Audit Committee. These meetings include executive sessions without management present. The Audit Committee believes that it has taken the actions it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s Charter. All Audit Committee members are independent under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as incorporated into the listing standards of the New York Stock Exchange.

Preapproval Policies and Procedures

Effective February 14, 2005, the Audit Committee adopted amended procedures for pre-approving all audit and non-audit services provided by the independent accountant. Further, the Audit Committee has considered whether the independent auditors’ provision of permitted and pre-approved non-audit services to the Company is compatible with the auditors’ independence.

Audit Committee Members

William H. Bruett	David R. Coates
Merrill O. Burns	Kathleen C. Hoyt
Euclid A. Irving, Chair

Fees Paid to Deloitte & Touche

During the fiscal year ended December 31, 2004, Deloitte & Touche was employed principally to perform the annual audit and to render other services. Fees paid to Deloitte & Touche for services rendered in fiscal years 2003 and 2004 are listed in the following table.

	2003	2004
Audit Fees*	$192,181	$492,750
Audit-Related Fees	7,000	15,155
Tax Fees	36,577	30,500
All Other Fees	0	0

Total Deloitte & Touche Fees	$235,758	$538,405

*  The 2004 Audit Fees include approximately $294,000 for attestation services related to the Company’s internal controls over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act.

Audit Fees include fees to perform the audit of the Company’s financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Audit-related fees include audits of employee benefit plans.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as tax planning.

RATIFICATION OF SELECTION

OF INDEPENDENT PUBLIC ACCOUNTANTS

Year 2005 Audit Services

On February 14, 2005, the Audit Committee appointed the firm of Deloitte & Touche LLP to serve as independent certified public accountants for the calendar year 2005. We expect a representative of Deloitte & Touche to attend the Annual Meeting of Shareholders, respond to appropriate questions and be given an opportunity to speak if he or she desires to do so.

This proposal will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Appointment of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Audit Committee has recommended that the Board of Directors submit this matter to the shareholders as a matter of good corporate practice, which the Board of Directors is doing. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche, and may retain that firm or another without resubmitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

The Board of Directors Unanimously Recommends

That You Vote “FOR” the Ratification of the Selection of Deloitte & Touche.

APPROVAL OF AMENDMENT AND RESTATEMENT OF

THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Board of Directors has unanimously approved an amendment to and restatement of the Company’s Amended and Restated Articles of Incorporation (the “Charter Amendment”) and recommends that the shareholders adopt the Charter Amendment. The Vermont Public Service Board approved the Charter Amendment on January 14, 2005. A copy of the Charter Amendment is attached as Appendix A. The summary of the material terms of the Charter Amendment that follows is qualified in its entirety by reference to Appendix A.

Description of the Material Terms of the Charter Amendment

If the Charter Amendment is adopted by shareholders, the change would allow a Director of the Company to be removed with or without cause. Currently, a Director of the Company may be removed only with cause.

Under Vermont law, shareholders are not entitled to dissenters’ rights of appraisal with respect to the Charter Amendment.

Reasons the Board of Directors Approved and Recommends Adoption of the Charter Amendment

The Board of Directors recommends that the shareholders adopt the Charter Amendment because it believes the Charter Amendment will bring the Company’s Amended and Restated Articles of Incorporation into conformance with current standards of excellent corporate governance.

The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock issued, outstanding and entitled to vote is required to adopt the proposed Charter Amendment. If the proposal is adopted by the shareholders, it will become effective upon the filing of articles of amendment with the Secretary of State of Vermont, which filing the Company would intend to make as promptly as practicable following completion of the annual meeting of shareholders.

The Board Of Directors Unanimously Recommends

That You Vote “FOR” Adoption of the Charter Amendment.

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2006 Annual Meeting scheduled to be held on May 22, 2006, must be received by the Company by December 13, 2005 for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a shareholder to nominate a candidate for Director, under the Company’s bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 120 nor more than 150 days before the first anniversary of the date of the Company’s proxy statement in connection with the last annual meeting, i.e., between November 13, 2005 and December 13, 2005 for the 2006 Annual Meeting. The shareholder filing the notice of nomination must include:

•	as to the shareholder giving the notice:

•	the name and address of such shareholder, as they appear on the Company’s stock transfer books;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of stock of the Company beneficially owned by such shareholder; and

•	a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder; and

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business address and, if known, residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of stock of the Company that are beneficially owned by such person;

•	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934; and

•	the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include:

•	the information described above with respect to the shareholder proposing such business;

•	a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder in such business.

These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement. Pursuant to regulations issued by the Securities and Exchange Commission, to be considered for inclusion in the Company’s proxy statement for presentation at the 2006 annual meeting of shareholders, all shareholder proposals must be received by the Company on or before the close of business on December 13, 2005. If a shareholder notifies the Company after December 13, 2005 of an intent to present a proposal at the 2006 annual meeting of shareholders, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

In each case the notice must be given by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company, whose address is Green Mountain Power Corporation, 163 Acorn Lane, Colchester, Vermont 05446. The amended bylaws are available on the Company’s Internet website at www.greenmountainpower.biz: Who We Are, Investors, Corporate Governance. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary. A copy of the amended bylaws is filed as an exhibit to the Company’s Current Report on Form 8-K, dated December 8, 2003, and is available at the Securities and Exchange Commission Internet website (www.sec.gov).

OTHER BUSINESS

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors

Donald J. Rendall, Jr.
Secretary

PLEASE VOTE – YOUR VOTE IS IMPORTANT

Appendix A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GREEN MOUNTAIN POWER CORPORATION

SECTION 1

NAME, PRINCIPAL OFFICE AND DURATION

SECTION 1.01. The name of this corporation is Green Mountain Power Corporation. It is a corporation organized for profit and has its principal office in the Town of Colchester, Vermont. The period of its duration is perpetual.

SECTION 2

THE PURPOSES OF THE CORPORATION

SECTION 2.01. The corporation is organized for the purposes of doing in the State of Vermont any and all of the things herein set forth, viz: To generate, produce, buy or in any manner acquire, and to sell, dispose of and distribute electricity for light, heat, power and other purposes and to carry on the business of furnishing, supplying, manufacturing and vending, light, heat and power, and further to manufacture, sell, produce or otherwise acquire, and to supply for public use, gas for light, heat or power, and further to construct, develop, improve, acquire, hold, own, lease, maintain and operate plants, facilities, water powers and other works for the manufacture, generation, production, accumulation, transmission and distribution of electric energy for light, heat, power and other purposes, and to exercise rights of condemnation and eminent domain in connection with the doing of its business, objects and purposes as herein set forth so far as may be permissible by law; and to do, within the State of Vermont or elsewhere, any and all such other acts and things and engage in any lawful business as are permitted to be done by a corporation organized under the Vermont Business Corporation Act of the State of Vermont.

SECTION 3

AUTHORIZED CAPITAL STOCK

SECTION 3.01. The number of authorized shares of capital stock of Green Mountain Power Corporation is 442,430 shares of Preferred Stock of the par value of one hundred dollars ($100) per share; 50,000 shares of Preference Stock of the par value of one hundred dollars ($100) per share; and 10,000,000 shares of Common Stock of the par value of three dollars thirty-three and one-third cents ($3.33 1/3) per share.

SECTION 4

DEFINITIONS

SECTION 4.01. The term “Preferred Stock” shall mean any class of Preferred Stock described in or created pursuant to Section 5 and any other class of stock with respect to which dividends and amounts payable upon liquidation, dissolution or winding up of the Corporation shall be payable on a parity with the amounts thereof in respect of such Preferred Stock, notwithstanding that any such other class of Preferred Stock, may have a dividend rate, redemption prices, amounts payable thereon upon liquidation, dissolution or winding up, sinking or purchase fund, voting rights and other terms and provisions varying from those described in Section 5.

SECTION 4.02. The term “Junior Stock” shall mean the Common Stock and stock of any other class ranking junior to the Preferred Stock in respect of dividends and amounts payable upon any liquidation, dissolution or winding up of the Corporation.

SECTION 5

PREFERRED STOCK

SECTION 5.01. Shares of Preferred Stock may be issued in one or more classes or series. Subject to applicable laws, the Board of Directors of the Corporation may determine the preferences, limitations and relative rights of any classes or series of Preferred Stock before the issuance of any shares of that class or series. Such determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, exchangeability, convertibility, dividends and other distributions and preference on dissolution or otherwise. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of each series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class. In order for the Board of Directors to establish a class or series of Preferred Stock they shall adopt a resolution setting forth the designation of the class or series and fixing and determining the relative rights and preferences thereof to the extent that such relative rights and preferences are not established by these Articles of Incorporation. Prior to the issue of any shares of any class or series of Preferred Stock there shall be filed in the office of the Secretary of State of the State of Vermont such statement as is required by law and upon filing of such statement by said Secretary of State the resolution establishing and designating the class or series of Preferred Stock and fixing and determining the relative rights and preferences thereof shall become effective and shall constitute an amendment of these Articles of Incorporation.

SECTION 6

PREFERENCE STOCK

SECTION 6.01 Of the authorized stock of the Corporation there shall be a class, to consist of 50,000 shares, designated as “Preference Stock”, which may be divided into and issued in classes or series, which shall rank junior to the Preferred Stock in respect of dividends and amounts payable upon any dissolution, liquidation, or winding up of the Corporation, shall be “Junior Stock” within the meaning of Section 4.02, and which shall otherwise have the terms and provisions hereinafter in this Section 6.01 set forth or provided for.

(a) Designation. Each class or series of such Preference Stock shall be so designated, in the manner hereinafter provided, as to distinguish the shares thereof from the shares of all other series and classes.

(b) Dividend Rights. Dividends in full shall not be paid or set apart for payment on any class or series of Preference Stock for any dividend period unless dividends in full have been or are contemporaneously paid or set apart for payment on all outstanding shares of all classes or series of Preference Stock for such dividend period and for all prior dividend periods. When the specified dividends are not paid in full on all classes or series of Preference Stock, the shares of each class or series of Preference Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were paid in full. So long as any shares of Preference Stock are outstanding, no dividends shall be declared or paid or set apart for, nor any other distribution made in respect of, the shares of Common Stock (other than dividends or distributions payable in shares of Common Stock), nor any sums applied to the purchase, redemption or other retirement of Common Stock (other than in exchange for or from the proceeds of sale of other shares of Common Stock), unless full dividends on all shares of Preference Stock of all issues outstanding, and on all outstanding stock of any class or series ranking as to dividends prior to the Preference Stock, for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart and the full dividend for the then current quarterly dividend period shall have been or concurrently shall be declared. The amount of any deficiency for past dividend periods may be paid or declared and set apart at any time without reference to any quarterly dividend payment date. Unpaid accrued dividends on the Preference Stock shall not bear interest.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each class or series of Preference Stock shall be entitled to receive, for each share thereof, such amount as shall be provided for shares of such class or series in the manner hereinafter set forth, before any distribution of the assets shall be made to the holders of shares of Common Stock; but the holders of Preference Stock shall be entitled to no further participation in such distribution. A consolidation or merger of the Corporation with or into any other corporation or a statutory share exchange for the shares of any other corporation or the sale, conveyance, exchange, or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, or any purchase or redemption of stock of the Corporation of any class or series of

Preference Stock (or of any class ranking as to dividends prior to the Preference Stock) shall not be deemed a dissolution, liquidation, or winding up of the Corporation within the meaning of this paragraph (c).

(d) Voting Rights. The holders of Preference Stock shall not be entitled to vote except (i) as provided in paragraph (e) of this Section 6.01, and (ii) as may from time to time be required by the laws of the State of Vermont. No consent of any of the holders of any class or series of Preference Stock specified in subparagraph (i) of this paragraph (d) shall be required, if provision is made for the redemption of all shares of such class or series of Preference Stock at the time outstanding, or provision is made that the proposed action shall not be effective unless provision is made for the purchase, redemption or other retirement of all shares of such class or series of Preference Stock at the time outstanding.

(e) Restrictions on Corporate Action. So long as any Preference Stock is outstanding, the Corporation shall not, without the consent (given in writing without a meeting or by vote in person or by proxy at a meeting called for the purpose) of the holders of at least two-thirds of the aggregate number of shares of all classes and series of Preference Stock entitled to vote thereon, (i) create or authorize any shares of any class of stock ranking as to dividends or assets prior to the Preference Stock, except Preferred Stock, or any obligation or security convertible into stock ranking as to dividends or assets prior to the Preference Stock, except Preferred Stock, or (ii) amend, change, or repeal any of the express terms of the Preference Stock outstanding in any manner adverse to the holders thereof, except that if such amendment change, or repeal is adverse to the holders of less than all series of Preference Stock, the consent of only the holders of two-thirds of the aggregate number of shares of the series thereof entitled to vote thereon and so affected shall be required.

(f) Other Rights and Preferences. All shares of Preference Stock shall be identical except that there may be variations between different classes or series of Preference Stock with respect to (1) the rate of dividend; (2) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (3) the amount payable upon shares in event of voluntary or involuntary liquidation; (4) sinking fund provisions, if any, for the redemption or purchase of shares; and (5) the terms and conditions, if any, on which shares may be converted. The Board of Directors shall have authority, within the limitations set forth herein and imposed by law, to fix and determine the relative rights and preferences of the shares of any series established by the Board of Directors to the extent that such relative rights and preferences are not established by these Articles of Incorporation.

(g) Procedure for Establishment of Class or Series of Preference Stock. In order for the Board of Directors to establish a class or series of Preference Stock they shall adopt a resolution setting forth the designation of the class or series and fixing and determining the relative rights and preferences thereof to the extent that such relative rights and preferences are not established by these Articles of Incorporation. Prior to the issue of any shares of any class or series of Preference Stock there shall be filed in the office of the Secretary of State of the State of Vermont such statement as is required by law and upon filing of such statement by said Secretary of State the resolution establishing and designating the class or series of Preference Stock and fixing and determining the relative rights and preferences thereof shall become effective and shall constitute an amendment of these Articles of Incorporation.

SECTION 7

MISCELLANEOUS

SECTION 7.01. Subject to the voting rights expressly conferred upon the Preferred Stock in accordance with Section 5 and upon the Preference Stock by Section 6 and the voting rights of any class of Junior Stock (other than Common Stock) outstanding, the holders of Common Stock shall exclusively possess full voting rights for the election of directors and for all other purposes. Each holder of record of shares of any class or series of stock entitled to vote at any meeting of shareholders, or of holders of any class or series of stock, shall, as to all matters in respect of which such stock has voting power, be entitled to one vote for each share of such stock held and owned by him, as shown by the stock books of the Corporation, and may cast such vote in person or by proxy.

Except as herein expressly provided, or mandatorily provided by the laws of the State of Vermont, a quorum of any one or more classes or series of stock entitled to vote as a class at any meeting shall consist of a majority of the outstanding shares of such classes or series, as the case may be. If a quorum exists, action on a matter (other than the election of directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

No holders of any class or series of stock shall be entitled to receive notice of any meeting of holders of any other class or series of stock at which they are not entitled to vote.

SECTION 7.02. Pre-emptive Rights. No holder of any stock, or of rights or options to purchase stock, of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to purchase or subscribe for any part of any stock of the Corporation, now or hereafter authorized, or any bonds, certificates of indebtedness, debentures, options, warrants or other securities convertible into or evidencing the right to purchase stock of the Corporation, but any such stock or securities convertible into or evidencing the right to purchase stock may at any time be issued and disposed of by the Board of Directors to such purchasers, in such manner, for such lawful consideration and upon such terms as the Board of Directors may, in its discretion, determine without offering any thereof on the same terms or on any terms to all or any shareholders, as such, of the Corporation.

SECTION 7.03. Scrip Certificates. No certificates for fractional shares of any class of stock shall be issued. In lieu thereof scrip certificates may be issued by the Corporation representing rights to such fractional shares and exchangeable, when accompanied by other certificates in such amount as to represent in the aggregate one or more full shares of stock, for certificates for full shares of stock. The holders of scrip certificates will not be entitled to any rights as shareholders of the Corporation until the scrip certificates are so exchanged. Such scrip certificates may, at the election of the Board of Directors of the Corporation, be in bearer form, shall be non-dividend bearing, non-voting and shall have such expiration date as the Board of Directors of the Corporation shall determine at the time of the authorization or issuance of such scrip certificates.

SECTION 7.04. Amendments of Articles of Incorporation. Unless otherwise required by law and subject to the rights of any class of stock hereafter created, these Articles may—

(a) without any vote or consent of holders of Preferred Stock or Preference Stock, be amended to increase the maximum number of authorized shares of Preferred Stock or Preference Stock and to create and authorize a number of shares of one or more different classes or series of Preferred Stock or Preference Stock with terms and provisions permitted by Section 5.01 or Section 6, as applicable; or

(b) without any vote or consent of holders of Preferred Stock or Preference Stock except as required by the laws of the State of Vermont, be amended in any other respect.

The provisions of these Articles, except as expressly otherwise provided, may be amended or altered by a vote of the holders of a majority of the Common Stock of the Corporation then issued, outstanding and entitled to vote, unless a greater proportion thereof is required by law, in which case such greater proportion will control.

SECTION 7.05. Prevention of Certain Repurchases of Common Stock.

(A) Neither the Corporation nor any Subsidiary (as defined in Section 7.06) shall make any purchase or other acquisition, directly or indirectly, in one or more transactions, of any share of Common Stock of the Corporation known by the Corporation to be beneficially owned by any Related Person (as defined in Section 7.06), who has beneficially owned such shares for less than two years prior to the date of such purchase or acquisition, at a price that is greater than the Fair Market Value (as defined in Section 7.06), except as hereinafter expressly provided, unless such purchase or other acquisition is approved by the affirmative vote of the greater of (i) the holders of at least eighty percent (80%) of the outstanding Common Stock of the Corporation, and (ii) the holders of the sum of (a) the number of shares of Common Stock of the Corporation then beneficially owned by such Related Person, plus (b) a majority of the Common Stock of the Corporation not owned by such Related Person. The approval requirements set forth in the preceding sentence must be complied with notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or any agreement with any national securities exchange, or otherwise, but compliance with the approval requirements set forth in the preceding sentence shall not be required with respect to any purchase or any other acquisition by the Corporation or any Subsidiary of Common Stock (1) as a part of a tender or exchange offer made on the same terms to all holders of Common Stock or to all holders of less than 100 shares of the Common Stock in compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, (2) as part of an open-market purchase program approved by a majority of the Continuing Directors, or (3) from any employee benefit plan of the Corporation.

(B) In addition to any affirmative vote otherwise required by law or the Articles of Incorporation or Bylaws of the Corporation, the affirmative vote of the greater of (1) the holders of at least eighty percent (80%) of the outstanding Common Stock of the Corporation, and (2) the holders of the sum of the number of shares of Common Stock of the Corporation owned by all Related Persons plus a majority of the Common Stock of the Corporation not owned by any Related Person shall be required to alter, amend or repeal this Section 7.05; provided, however, that such affirmative vote shall not be required for any alteration, amendment or repeal recommended by a majority of the Continuing Directors (as defined in Section 7.06).

SECTION 7.06 Mergers and Certain Other Business Combinations.

(A) As used in this Section 7.06 or as otherwise expressly indicated in these Articles of Incorporation, the following definitions shall apply:

1. An “Affiliate” of a Person, or a Person “Affiliated” with a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2. The term “Associate” when used to indicate a relationship with any Person shall mean (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director, officer, partner or direct or indirect beneficial owner of ten percent (10%) or more of any class of equity securities of any corporation or organization referred to in clause (a) above.

3. The term “Announcement Date” shall mean the date of the first public announcement of a proposed Business Combination.

4. A Person shall be a “beneficial owner” of any Common Stock of the Corporation (a) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such Person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding, or pursuant to the power to revoke, or the automatic termination of any trust, discretionary account or similar arrangement, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) of which such Person or any of its Affiliates or Associates has the right to dispose, or to direct the disposition. For the purpose of determining whether a Person or group of Persons is a Related Person, the number of shares of Common Stock of the Corporation deemed to be outstanding shall include shares deemed beneficially owned by such Person or group of Persons through application of this paragraph, but shall not include any other shares of Common Stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

5. The term “Business Combination” shall mean (a) any merger or consolidation or statutory share exchange of the Corporation or any Subsidiary with (i) any Related Person or (ii) any other Person or group of Persons (whether or not constituting a Related Person) which is or after such merger or consolidation or share exchange would be a Related Person or Affiliate or Associate of a Related Person, irrespective of whether the Corporation or any Subsidiary is the surviving entity; or (b) any of the following transactions (in one transaction or a series of transactions) with, to or for the benefit of any Related Person and involving the acquisition of assets or securities, or involving any commitments, of the Corporation or any Subsidiary by or for the benefit of any Related Person or any Affiliate or Associate of any Related Person: any sale, lease, exchange, mortgage, pledge, transfer or other disposition (other than a mortgage or pledge not made to avoid the requirements of this Section), investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint-venture participation or other arrangement having an aggregate Fair Market Value and/or involving aggregate commitments of $5,000,000 or more or constituting more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than Common Stock of the Corporation) or five percent (5%) of the shareholders’ equity (in the case of transactions in Common Stock of the Corporation) of the entity in question (the “Substantial Part”), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize pursuant to Section 7.06(B) the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate or Associate thereof (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation or any such Subsidiary); or (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of, or voted for or consented to by, a Related Person or Affiliate or Associate thereof; or (e) any of the following actions that has the effect, directly or indirectly, of increasing the proportionate share of Common Stock of the Corporation or of any equity securities of a Subsidiary that is beneficially owned by any Related Person or any Affiliate or Associate of any Related Person: any reclassification of the securities (including any reverse stock split) or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with or into or any statutory share exchange for the shares of any of its Subsidiaries or any other transaction (whether or not with a Related Person or any Affiliate or Associate thereof) or (f) any other transaction or series of transactions that is similar in purpose or effect to, or any agreement, contract or other arrangement providing for any one or more of, the actions specified in the foregoing clauses (a) through (e).

6. The term “Continuing Director” means any member of the Board of Directors, while such person is a member of the Board of Directors, who (a) is not a Related Person or an Affiliate or Associate of a Related Person and (b) was a member of the Board of Directors prior to the time that a Related Person became a Related Person. “Continuing Director” shall include any successor of a Continuing Director as defined in the preceding sentence, while such successor is a member of the Board of Directors, who is recommended or elected to succeed the predecessor Continuing Director by a majority of Continuing Directors then in office.

7. The term “Determination Date” shall mean the date on which a Related Person becomes a Related Person.

8. The term “Fair Market Value” means (a) in the case of cash, the amount of such cash; (b) in the case of Common Stock of the Corporation or other stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System, or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

9. The term “Person” shall mean any individual, firm, corporation, unincorporated association or other entity of any kind.

10. The term “Related Person” shall mean (a) any Person or any Affiliate or Associate thereof (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (i) is the beneficial owner of five percent (5%) or more of the then-outstanding shares of Common Stock of the Corporation (any such five percent (5%) or more ownership to be hereinafter referred to as a “Five Percent Interest”); or (ii) is an Affiliate or Associate of the Corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner of a Five Percent Interest; or (iii) is an assignee of or has otherwise succeeded to any shares of Common Stock of the Corporation which were at any time within five years prior to the date in question beneficially owned by any Related Person as described in the preceding subsections (i) and (ii), and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended; and (b) any group of two or more persons who (i) through any agreement, arrangement or understanding, act together for the purpose of acquiring, holding, voting or disposing of Common Stock of the Corporation, and (ii) otherwise constitute, in the aggregate, a Related Person as described in the preceding clause (a). Any group within the meaning of clause (b) of the preceding sentence shall be deemed to have acquired beneficial ownership of all Common Stock of the Corporation beneficially owned by any Person who is a member of such group.

11. The term “Subsidiary” means any corporation of which a majority of the outstanding securities representing the right generally to vote for the election of directors is owned by the Corporation and/or one or more of the Corporation’s other Subsidiaries.

12. In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subsection (C)(1) of Section 7.06 includes the shares of Common Stock of the Corporation and/or the shares of any other class or series of capital stock of the Corporation retained by the holders of such shares.

(B) Unless a Business Combination shall have been approved by a majority of the Continuing Directors (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Common Stock of the Corporation that caused a Related Person to become a Related Person), then, in addition to any affirmative vote required by law or the Articles of Incorporation or the Bylaws of the Corporation, a Business Combination shall require the affirmative vote of not less than eighty percent (80%) of the Common Stock of the Corporation then issued and outstanding. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

(C) In addition to the voting requirements set forth in subsection (B) above, unless a Business Combination shall have been approved by a majority of the Continuing Directors, a Business Combination shall require that all of the following conditions be met with respect to the Common Stock of the Corporation, whether or not the Related Person has previously acquired beneficial ownership of any shares of the Common Stock of the Corporation:

1. The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by the holders of Common Stock of the Corporation in connection with such Business Combination shall be at least equal to the highest amount determined under clauses (a), (b), (c), (d) and (e) below:

(a) the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Related Person for any share of Common Stock of the Corporation in connection with the acquisition by the Related Person or beneficial ownership of any of its holdings of Common Stock of the Corporation;

(b) the Fair Market Value per share of Common Stock of the Corporation on the Announcement Date or on the Determination Date, whichever is higher;

(c) the price per share equal to the Fair Market Value per share of Common Stock of the Corporation determined pursuant to the immediately preceding clause (b), multiplied by the ratio of (x) the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Related Person for any share of Common Stock of the Corporation in connection with the acquisition by the Related Person of beneficial ownership of any of its holdings of Common Stock of the Corporation to (y) the Fair Market Value per share of Common Stock of the Corporation immediately prior to the initial acquisition of any share of Common Stock of the Corporation by such Related Person (as determined by a majority of the Continuing Directors);

(d) the Company’s earnings per share of Common Stock of the Corporation for the four full consecutive fiscal quarters as reported in the most recent consolidated financial statements of the Corporation contained in the Corporation’s most recent annual report or quarterly reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, immediately preceding the Announcement Date, multiplied by the higher of the then-price/earnings multiple (if any) of such Related Person or the highest price/earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date (such price/earnings multiples being determined as customarily computed and reported in the financial community); and

(e) the per-share book value of the Common Stock as derived from the most recent consolidated financial statements of the Corporation contained in the Corporation’s most recent annual or quarterly report filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

2. The consideration to be received by the holders of the Common Stock of the Corporation in a Business Combination shall be (a) in cash or (b) if the shares of the Common Stock of the Corporation beneficially owned by the Related Person shall have been acquired for a consideration in a form other than cash, in the same form and of the same kind as the consideration used to acquire the largest number of shares of the Common Stock of the Corporation previously acquired and beneficially owned by the Related Person.

3. After the Determination Date and prior to the consummation of such Business Combination:

(a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding capital stock of the Corporation;

(b) there shall have been no reduction in the annual rate of dividends paid on the Common Stock of the Corporation, except as approved by a majority of the Continuing Directors;

(c) there shall have been an increase in the annual rate of dividends paid on the Common Stock of the Corporation as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock of the Corporation, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors;

(d) the Related Person shall not have become the beneficial owner of any additional shares of Common Stock of the Corporation except as part of the transaction that results in such Related Person becoming a Related Person and except in a transaction that would not result in any increase in the Related Person’s percentage of Common Stock of the Corporation; and

(e) the Related Person shall have taken steps to ensure that the Corporation’s Board of Directors includes at all times representation by Continuing Directors proportionate to the ratio that the Common Stock of the Corporation which from time to time is owned by persons other than the Related Person bears to all Common Stock of the Corporation outstanding at such respective times (with a Continuing Director to occupy any resulting fractional board position).

4. A proxy or information statement complying with the requirements of the Securities Exchange Act of 1934, as amended, or any successor thereto, shall have been mailed to all shareholders of the Corporation at least 45 days prior to the consummation of the Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or successor provisions) unless such requirement for a proxy statement is waived by the vote of a majority of the Continuing Directors. The proxy statement shall contain:

(a) at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing: and

(b) if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holders of the Corporation’s Common Stock other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors, to be a firm which has not previously been associated with or rendered services to or acted as manager of an underwriting or as an agent for a Related Person, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services by the Corporation relating to such opinion).

5. After such Related Person has acquired ownership of not less than five percent (5%) of such outstanding shares of any class or series of Common Stock of the Corporation and prior to the consummation of such Business Combination, and unless approved by a majority of the Continuing Directors, such Related Person shall not have:

(a) received the benefit, directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, or tax credits or other tax advantages attributable to the Corporation or its activities and provided by law;

(b) made any material change in the Corporation’s business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation, or

(c) used any asset of the Corporation as collateral, or compensating balances, directly or indirectly, for any obligation of such Related Person.

(D) A majority of the Continuing Directors shall have the power and duty to determine for the purposes of Sections 7.05, 7.06 and 7.07, on the basis of information known to them after reasonable inquiry, (1) whether a Person is a Related Person, (2) the number of shares of Common Stock of the Corporation or other securities beneficially owned by any Person, (3) whether a Person is an Affiliate or Associate of another, (4) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more, (5) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part, (6) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in subsection (C) of this Section 7.06, (7) whether two or more Persons constitute a group as referred to in subsection (A)(11) of this Section 7.06; (8) whether a mortgage or pledge is not made to avoid the requirements of subsection (A)(5) of this Section 7.06, and (9) any other matters with respect to which a determination is required under Sections 7.05, 7.06 and 7.07. Any such determination made in good faith shall be binding and conclusive on all parties.

(E) Nothing contained in this Section 7.06 shall be construed to relieve any Related Person from any fiduciary obligations imposed by law.

(F) The fact that any Business Combination complies with the provisions of this Section 7.06 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or to recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of any actions and response taken with respect to such Business Combination.

(G) All references herein to the price of, Fair Market Value of, or dividends paid on Common Stock of the Corporation shall refer to such price, Fair Market Value or dividends as adjusted for any subsequent stock splits, stock dividend, subdivision or reclassification with respect to the Common Stock of the Corporation.

(H) A Business Combination shall be subject to the requirements of this Section notwithstanding the fact that at any time no Continuing Director may be a member of the Board of Directors.

(I) In addition to any affirmative vote otherwise required by law or by the Articles of Incorporation or Bylaws of the Corporation, the affirmative vote of the holders of at least eighty percent (80%) of the Common Stock of the Corporation then issued and outstanding shall be required to alter, amend or repeal this Section 7.06; provided, however, that such eighty percent (80%) affirmative vote shall not be required for any alteration, amendment, or repeal recommended by a majority of the Continuing Directors.

SECTION 7.07. Factors to be Considered in Connection with Proposals for Mergers and Certain Other Business Combination. The Board of Directors, in evaluating any proposal by another party to (a) make a tender or exchange offer for any securities of the Corporation, or (b) effect a Business Combination (as defined in Section 7.06), whether with or by a Related Person (as defined in Section 7.06) or otherwise, shall, in connection with the exercise of its judgment as to what is in the best interest of the Corporation and its shareholders, give due consideration to the following:

(A) the consideration to be received by the Corporation for its shareholders in connection with such transaction in relation not only to the then-current market price for the outstanding Common Stock of the Corporation, but also to the market price for the Common Stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition, future prospects and future value as an independent corporation;

(B) the character, integrity and business philosophy of the other party or parties to the transactions and the management of such party or parties;

(C) the business and financial conditions and earnings prospects of the other party or parties to the transactions, including, but not limited to, debt service and other existing or likely financial obligations of such party or parties, the intention of the other party or parties to the transaction regarding the use of the assets of the Corporation to finance the acquisition and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located;

(D) the projected social, legal and economic effects of the proposed action or transaction upon the Corporation or its Subsidiaries, its employees, suppliers, customers and others in similar relationships with the Corporation, and upon the communities in which the Corporation and its Subsidiaries do business;

(E) the general desirability of the continuance of the Corporation as an independent entity; and

(F) such other factors as the Continuing Directors (as defined in Section 7.06) may deem relevant.

In addition to any affirmative vote otherwise required by law or the Articles of Incorporation or Bylaws of the Corporation, the affirmative vote of the holders of at least eighty percent (80%) of the Common Stock of the Corporation then issued and outstanding shall be required to alter, amend or repeal this Section 7.07: provided, however, that such eighty percent (80%) affirmative vote shall not be required for any alteration, amendment, or repeal recommended by a majority of the Continuing Directors (as defined in Section 7.06).

SECTION 8

SECTION 8.01. The payment of dividends upon the Common Stock of the Corporation shall be made only from earned surplus accruing subsequent to December 31, 1949.

SECTION 9

SECTION 9.01. The Board of Directors of the Corporation is authorized to issue from time to time all or any part of the capital stock of the Corporation authorized by these Amended and Restated Articles of Incorporation, for such lawful consideration as may be determined by the Board of Directors.

SECTION 10

SECTION 10.01. If any provisions of these Amended and Restated Articles of Incorporation is held invalid, the remainder of said articles shall not be affected thereby.

SECTION 11

SECTION 11.01 The Board of Directors shall consist of such number of individuals as shall be specified in or fixed in accordance with the bylaws of the Corporation. Directors may be removed with or without cause.

SECTION 11.02 If any vacancies occur on the Board of Directors by reason of (i) the death of any director, (ii) the resignation of any director, or (iii) the retirement or removal from office of any director, all the directors then in office, although less than a quorum may by a majority vote of the directors in office choose a successor or successors. Unless sooner displaced, the directors so chosen shall hold office until the election of their successors at the next annual meeting of shareholders. If the directors remaining in office after the occurrence of a vacancy shall be unable by a majority vote of the directors in office to fill such vacancy within thirty (30) days of the occurrence thereof, the president or the secretary may call a special meeting of the shareholders at which such vacancy shall be filled. Any directorship to be filled by reason of an increase in the number of directors shall be filled at a special meeting of shareholders called for that purpose or in the event no such special meeting is so called, then at the next annual meeting.

SECTION 12

SECTION 12.01. These Amended and Restated Articles of Incorporation supersede the Amended and Restated Articles of Incorporation, dated as of May 27, 2004, and all amendments thereto.

Dated at Colchester, Vermont, this              day of                     , 2005.

President

Secretary

Appendix B

GREEN MOUNTAIN POWER CORPORATION

DIRECTOR INDEPENDENCE STANDARDS

(Adopted October 6, 2003 and Amended February 14, 2005)

The Board of Directors (“Board”) of Green Mountain Power Corporation (the “Company”) has established the following guidelines to assist it in determining director independence solely for the purpose of complying with the New York Stock Exchange Corporate Governance Proposals.

Director Independence. A director is presumed to be independent unless:

(a) the director is, or has been within the last three years, employed by the Company;

(b) an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(c) the director received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on the director’s continued service);

(d) an immediate family member of the director received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on the director’s immediate family member’s continued service);

(e) the director is a current partner of the present or former internal or external auditor of the Company, is a current employee of such firm, or was within the last three years (but no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

(f) an immediate family member of the director is a current partner of the present or former internal or external auditor of the Company, is a current employee of such firm and participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice, or employee of such a firm and personally worked on the listed company’s audit within the last three years;

(g) the director is, or has been for the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee;

(h) an immediate family member of the director is, or has been for the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee;

B-1

(i) the director was an executive officer or an employee of another company (1) that accounts for, in any of the last three fiscal years, at least two percent (2%) or $1,000,000, whichever is greater, of the Company’s consolidated gross revenues, or (2) for which the Company accounts for at least two percent (2%) or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues;

(j) an immediate family member of the director was an executive officer of another company (1) that accounts for, in any of the last three fiscal years, at least two percent (2%) or $1,000,000, whichever is greater, of the Company’s consolidated gross revenues, or (2) for which the Company accounts for at least two percent (2%) or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues;

(k) a director is, or has been within the last three years, an executive officer of another company which was indebted to the Company, or to which the Company was indebted, and either: (a) the total amount of such other company’s indebtedness to the Company was greater than two percent (2%) of the total consolidated assets of the Company, or (b) the total amount of the Company’s indebtedness to such other company was greater than two percent (2%) of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years;

(l) a director is, or has been within the last three years, an executive officer, director or trustee of a charitable or educational organization, to which the Company has made discretionary contributions of greater than $1,000,000 million or two percent (2%) of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years, is not independent. The Company’s automatic matching of charitable contributions will not be included in the amount of the Company’s contributions for this purpose; or

(m) he or she has a material relationship with the Company (either directly or as a partner, shareholder or officer of the organization that has a relationship with the Company), including, but not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards.

Immediate Family Members. For the purposes of these independence standards, the term “immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home.

B-2

GREEN MOUNTAIN POWER CORPORATION

Please Mark Here for Address Change

SEE REVERSE SIDE

Item 1. Election of Directors

FOR

WITHHELD

FOR ALL

01 Elizabeth A. Bankowski 04 Merrill O. Burns 07 Kathleen C. Hoyt

02 Nordahl L. Brue, Chair 05 David R. Coates 08 Euclid A. Irving

03 William H. Bruett 06 Christopher L. Dutton 09 Marc A. vanderHeyden

INSTRUCTION: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) on the line provided below:

Item 2. The proposal to ratify the appointment of Deloitte & Touche as the independent accountants for the Company for 2005.

Item 3. The proposal to amend and restate the Company’s Amended and Restated Articles of Incorporation.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

Choose MLinksm for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to investor ServiceDirect at www.melloninvestor.com/isd where step-by step instructions will prompt you through enrollment.

I PLAN TO ATTEND THE ANNUAL MEETING

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

Green Mountain Power’s annual meeting will be held at company headquarters, 163 Acorn Lane, Colchester, Vermont on Monday, May 23, beginning at 1:00 p.m.

If you are planning to attend the meeting, please call Penny Collins at 1-888-TEL-GMPC (1-888-835-4672), or email her at: collins@greenmountainpower.biz

Thank you

Directions to Green Mountain Power Colchester office:

Take I-89 to Exit 16. If coming from the south, turn right at the light at the end of the exit ramp, if coming from the north, turn left at the end of the exit ramp. Go 1.6 miles. Rathe Road will be on your left (Able Paint and Glass is located at intersection). Turn left onto Rathe Road. Take the first right onto S. Oak Circle and then the first left onto Acorn Lane.

Electronic versions of the Green Mountain Power Corporation Annual Report and Proxy Statement are available at www.greenmountainpower.biz under Investor Relations.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GREEN MOUNTAIN POWER CORPORATION

163 Acorn Lane, Colchester, Vermont 05446

The undersigned hereby appoints Christopher L. Dutton and Donald J. Rendall, Jr. as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Green Mountain Power Corporation held of record by the undersigned on March 17, 2005, at the Annual Meeting of Shareholders to be held on May 23, 2005, or any adjournment or postponement thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees and FOR Proposal 2 and Proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

(Continued and to be marked, dated and signed, on the other side)

Address Change (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE